ALEXANDER & BALDWIN, INC.
NOTICE OF AWARD OF TIME-BASED RESTRICTED STOCK UNITS
The Company hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of restricted stock units under the Company’s 2022 Omnibus Incentive Plan (the “Plan”). Each restricted stock unit represents the right to receive one share of Common Stock on the applicable issuance date following the vesting of that restricted stock unit. The number of shares of Common Stock subject to the awarded restricted stock units and the applicable vesting schedule for those restricted stock units and the underlying shares are set forth below. The remaining terms and conditions governing the Award, including the issuance date or dates for the shares of Common Stock that vest under the Award, shall be as set forth in the form Time-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A.
AWARD SUMMARY

Participant:
Award Date:	_________, 2022
Number of Shares Subject to Award:	shares of Common Stock (the “Shares”)
Vesting Schedule:
During Participant’s continuous Service, the Shares shall vest in accordance with the following vesting schedule:
(i) one-third will vest on the first anniversary of the Award Date;
(ii) one-third will vest on the second anniversary of the Award Date; and
(iii) one-third will vest on the third anniversary of the Award Date.
Each such installment vesting date is hereby designated a “Vesting and Issuance Date.” However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of the form Time-Based Restricted Stock Unit Award Agreement.

Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the form Timed-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A. Participant hereby acknowledges that Participant has received or been provided access to the official prospectus for the Plan. A copy of the Plan is available upon request made to the Human Resources Department at the Company’s principal offices at 822 Bishop Street, Honolulu, Hawaii 96813.
Coverage under Recoupment Policy. By accepting this Award, Participant hereby agrees that should Participant at this time be, or at any time hereafter become, either an executive officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, or a participant in the Company’s Performance Improvement Incentive Plan, then:
(a)    Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012, as may be amended from time to time, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and
(b)    any incentive compensation that is paid or granted to, or received by, Participant during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.
For purposes of such recoupment policy, “incentive compensation” means any cash or equity-based award (e.g., any stock award, time-based restricted stock unit award, performance-based restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics. An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Company’s principal offices.
Continuing Consent. Participant further acknowledges and agrees that, except to the extent the Plan Administrator notifies Participant in writing to the contrary, each subsequent award of service-vesting restricted stock units made to Participant under the Plan shall be subject to the same terms and conditions set forth in the form Time-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A, and Participant hereby accepts those terms and conditions for each such subsequent service-vesting restricted stock unit award that may be made to Participant under the Plan and hereby agrees to be bound by those terms and conditions for any such restricted stock unit awards, without any further consent or acceptance required on Participant’s part at the time or times when those awards may be made. However, Participant may, at any time Participant holds an outstanding service-vesting restricted stock unit award under the Plan, request a written copy of the form Time-Based Restricted Stock Unit Award Agreement from the Company by contacting the Company’s Human Resources Department at the Company’s principal offices.
Employment at Will. Nothing in this Notice or in the form Time-Based Restricted Stock Unit Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached form Time-Based Restricted Stock Unit Award Agreement.
DATED:

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ALEXANDER & BALDWIN, INC.
By:

Title:

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